Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of H&R Block, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-33655 and 333-118020) of Block Financial Corporation and in the registration statements on Form S-3 (No. 333-33655-01) and Form S-8 (Nos. 333-119070, 333-42143, 333-42736, 333-42738, 333-42740, 333-56400, 333-70400, 333-70402, and 333-106710) of H&R Block, Inc. of our reports dated July 29, 2005, except as to note 19, which is as of August 4, 2005, with respect to the consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended April 30, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of April 30, 2005 and the effectiveness of internal control over financial reporting as of April 30, 2005, which reports appear in the April 30, 2005 annual report on Form 10-K/A of H&R Block, Inc.
Our report dated July 29, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of April 30, 2005, expresses our opinion that H&R Block, Inc. did not maintain effective internal control over financial reporting as of April 30, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company did not maintain sufficient resources in the corporate tax function to accurately identify, evaluate and report, in a timely manner, non-routine and complex transactions. In addition, the Company had not completed the requisite historical analysis and related reconciliations to ensure tax balances were appropriately stated prior to the completion of the Company’s internal control activities. These deficiencies resulted in errors in the Company’s accounting for income taxes. Because of these deficiencies there is a more than remote likelihood that a material misstatement of the Company’s annual or interim financial statements due to errors in accounting for income taxes could occur and not be prevented or detected by its internal control over financial reporting.
Our report dated July 29, 2005, except as to note 19, which is as of August 4, 2005, on the consolidated financial statements contains an explanatory paragraph stating that, as discussed in note 1 to the consolidated financial statements, the Company changed its method of accounting to adopt Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, and Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, during the year ended April 30, 2004.
Our report dated July 29, 2005, except as to note 19, which is as of August 4, 2005, on the consolidated financial statements contains an explanatory paragraph stating that, as discussed in note 2 to the consolidated financial statements, the Company restated its financial statements for its fiscal year ended April 30, 2004.
/s/ KPMG LLP
Kansas City, Missouri
August 4, 2005